CODE OF ETHICS AND CONDUCT

                                       FOR
                         DOCUMENT SECURITY SYSTEMS, INC.

         Adopted by the Board of Directors of Document Security Systems, Inc., a New York corporation ("DSS"), on
January 5, 2004.

         Documents Security Systems, Inc. and its subsidiaries are committed to fostering an environment throughout our organization that supports and reinforces our commitment to the highest ethical standards. Each of us has a singular duty to DSS to engage in business conduct consistent with the highest legal, moral and ethical standards. To that end, we have adopted this Code of Ethics. This Code of Ethics applies to our Board of Directors, executive officers and employees alike. Any waiver of the Code for directors or executive officers must be approved by the Audit Committee of DSS's Board of Directors and will be promptly disclosed to our shareholders.

         We make business decisions every day at all levels of our organization. We are accountable for making good decisions and for the outcomes those decisions produce. This Code of Ethics establishes guidelines and standards for how we conduct business and make business decisions. We apply these guidelines and standards in both letter and spirit. Where the letter of the Code is not specific, the spirit of the Code will prevail. Experience and good business judgment must be applied when following the Code. By the same token, the Code is not a substitute for legal advice and cannot cover all possible situations. If you have any questions concerning the Code of Ethics or its application in a particular instance, you should consult with a member of senior management or our outside legal counsel.

         The Code's guidelines and standards are intended to provide a foundation that will help us:

         o     maintain a strong ethical climate;
         o provide clear channels of communication for employees and clients; and
         o promote ethical decision making at all levels within the organization.

Each DSS employee must abide by our Code of Ethics. Adherence to the Code of Ethics is a condition of employment. Violators are subject to disciplinary action, up to and including dismissal from the Company for cause and criminal prosecution.

1. INTRODUCTION TO AND ADMINISTRATION OF THE DSS CODE OF ETHICS AND CONDUCT

1.1 INTRODUCTION. DSS has adopted this Code of Ethics and Conduct (the "Code") to advise all DSS Employees of the ethical and legal standards that we expect you to observe when dealing with DSS, your DSS colleagues, our customers and our vendors. When you encounter ethical or legal issues where you are not certain about the correct course of action, you should apply the principles described in this Code as guideposts in deciding how to proceed. We have adopted this Code to give you guidance for resolving these questions. When you are in doubt about the correct or best course of action, you should always consider consulting your manager or our Chief Financial Officer or Human Resources director for guidance. DSS expects all DSS Employees to adhere to this Code and to comply with all legal requirements. Accordingly, we have established a procedure for reporting suspected violations of the Code. Any violations of the Code may result in disciplinary action, including termination of employment. These matters are described in more detail below. Throughout this Code, we use the terms "DSS Employees", "you" and "your" to refer to all DSS employees, directors and independent contractors, and the terms "DSS", the "company", "we" and "our" to refer to DSS and its subsidiaries.


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1.2      ADMINISTRATION

         1.2.1 ONGOING REVIEW OF COMPLIANCE. We require all DSS Employees to comply with this Code. Upon your receipt of this Code, and also from time to time as we deem to be necessary, we may require you to sign an acknowledgment that you have read and understood this Code and agree to comply with its provisions. We reserve the right to monitor the ongoing compliance by any or all DSS Employees with this Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, including immediate termination of employment.

         1.2.2 REPORTING OF SUSPECTED VIOLATIONS. All DSS Employees are to report information about suspected violations of this Code by any other DSS Employee, regardless of the identity or position of the person who is the subject of such report, to the attention of our Chief Financial Officer, Human Resources director or the Audit Committee of the Board of Directors. If you suspect improper accounting or auditing matters, you should bring such information to the attention of our Chief Financial Officer or a member of our Audit Committee. To contact our Audit Committee or to submit a report to them, please contact Audit Committee Chairman. With respect to any suspected violation, you may make an anonymous report through the Assistant to the President.

         DSS will treat all information in a confidential manner and will not take any acts of retribution or retaliation against any DSS Employee for making a report. As the failure to report wrongful conduct may be interpreted as condoning such actions, the failure to report knowledge of wrongdoing may result in disciplinary action against any DSS Employee who fails to report.

         1.2.3 NON-RETALIATION. Retaliation in any form against an DSS Employee who reports a violation of this Code (even if the report is mistaken but was submitted in good faith) or who assists in the investigation of a reported violation is a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action.

         1.2.4 INVESTIGATION OF SUSPECTED VIOLATIONS. Suspected violations will be investigated under the supervision of our Chief Financial Officer, Human Resources director or Audit Committee as deemed appropriate. All DSS Employee's are expected to cooperate in the investigation of reported violations. In order to protect the privacy of persons involved in investigations, persons investigating a suspected violation will use their best efforts to keep confidential, the identity of anyone reporting a suspected violation or participating in an investigation, unless disclosure is required by law or is otherwise in the company's best interests. Persons involved in an investigation are obliged to act in the best interests of DSS as a company and not on behalf of any DSS Employee, including executive officers. Our Board of Directors has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.

         1.2.5 DISCIPLINARY ACTION. If we determine, in our good faith discretion, that any DSS Employee has violated any provision of this Code, such DSS Employee may be subject to disciplinary action, including termination of employment, without prior warning.

         1.2.6 AMENDMENTS TO THIS CODE; DISCLAIMERS. This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an amended version of this Code will be distributed to you, and will immediately supercede the prior version of this Code. We may ask you to sign an acknowledgment confirming that you have read and understood the revised version of the Code, and that you agree to comply with its provisions. This Code reflects general principles to assist DSS Employees in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, and is not a promise that your employment will be not terminated except for cause.




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         1.2.7 SPECIAL PROVISIONS APPLICABLE TO DSS EMPLOYEES WITH FINANCIAL
REPORTING OBLIGATIONS. Given the important position of trust and authority that they occupy, our Chief Executive Officer, Chief Financial Officer, the heads of our subsidiaries and operating divisions and DSS Employees involved in the Company's financial reporting function (collectively, the "Financial Reporting Personnel") should use the utmost of discretion and caution in interpreting and applying this Code. In the event that any Financial Reporting Personnel wishes to engage in a proposed action that is not consistent with the Code, such person must obtain a waiver of the relevant Code provisions in advance from our Audit Committee. U.S. federal law requires DSS to make public disclosure of our Financial Reporting Personnel's compliance with the Code. Therefore, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Board of Directors to any Financial Reporting Personnel. Similarly, violations of the Code by our Financial Reporting Personnel may also be immediately reported on Form 8-K. Additional provisions of this Code pertaining solely to Financial Reporting Personnel are set forth in Section 5.

2.       CONFLICTS OF INTEREST

2.1 GENERALLY . All DSS Employees have a duty of loyalty to act in the best interests of the company. The business decisions and actions of DSS Employees must never be influenced by personal considerations or personal relationships. DSS Employees should avoid any relationship or activity that might impair, or appear to impair, their ability to make objective and fair business decisions. Generally, a conflict of interest arises whenever your personal interests diverge from your responsibilities to DSS or from DSS's best interests. For example, a conflict of interest may occur when family members or close personal friends are involved in business relationships with you, either inside or outside the company. Other examples of potential conflicts of interest include, but are not limited to:

         o employment by an actual or potential competitor, customer, vendor or regulator while you are employed by DSS;
         o acceptance of gifts, payments, products or anything of value from anyone seeking to do business with DSS;
         o placement of DSS business with an entity in which you or a family member has a financial interest;
         o Appropriating or diverting to yourself or others any business opportunity or idea in which DSS might have an interest; and
         o     a significant ownership interest in a DSS competitor.

         In such situations, or where even the appearance of a conflict of interest may exist, seek guidance from your manager or our Human Resources Director.

2.2 USE OF COMPANY ASSETS. You are responsible for the proper use of DSS's assets and property, as well as its proprietary information. Our offices, equipment, supplies and other resources may not be used for activities which are not related to your employment with DSS, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable. If you are found to be engaging in, or attempting, theft of any DSS property, including without limitation, documents, equipment, intellectual property, personal property of other employees, you may be subject to immediate termination of your employment and we reserve the right to refer the matter for criminal proceedings. We expect you to report any theft or attempted theft to your manager or our Human Resources director.



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         Proprietary marks, slogans, logos or other devices used to identify DSS and its proprietary products and technologies are important and valuable assets which require discretion in their use. You may not negotiate or enter into any agreement concerning DSS's trademarks, service marks or logos without first consulting an authorized officer of the Company. We also respect the intellectual property rights of others, and any proposed name of a new product or offering intended to be sold or provided to customers should be submitted to the appropriate authorized officer for clearance prior to its adoption and use. Similarly, using the trademark or service mark of another company for marketing purposes (even one with whom DSS has a business relationship), requires clearance or approval. You must avoid the unauthorized use of copyrighted or patented materials of others and should ask an authorized officer if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted or patented materials. All copies of work that is authorized to be made available for ultimate distribution to the public should bear the prescribed form of copyright notice.

2.3 GIFTS, GRATUITIES AND ENTERTAINMENT. You may not offer money, gifts or other items or products of value to customers or potential customers for the purpose of securing a contract or obtaining favorable treatment. Business-connected favors or gifts may not be extended to customers or vendors (current or prospective), unless they (a) are consistent with customary business practices;
(b) do not have substantial monetary value and would not be viewed as improper by others; and (c) do not violate applicable laws or regulations. Business entertainment in the form of meals and beverages or other entertainment may be offered only if these activities and related expenses are modest and infrequent.

         You should decline any gift, favor, entertainment or anything else of value from current or prospective customers, vendors or contractors or their representatives except for (a) gifts that do not have substantial monetary value given at holidays or other special occasions and (b) reasonable entertainment at lunch, dinner or business meetings where the return of the expenditure on a reciprocal basis is likely to occur and would be properly chargeable as a business expense. Other routine entertainment that is business-related such as sports outings or cultural events is acceptable under this policy only if reasonable, customary and not excessive. If you question the propriety of any gift, consult with your manager or our Chief Financial Officer.






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3.       LAWS AND REGULATIONS

3.1 GENERALLY. All DSS Employees are to comply with all applicable local, state and federal laws and regulations, both domestic and international, and refrain from illegal, dishonest or unethical conduct. Although laws and regulations may sometimes be difficult to interpret, we expect you to make a good-faith effort to follow both the letter and the spirit of the law. You must consult your manager or our Human Resources director if you are uncertain as to whether a specific act or omission is legal. In addition, all DSS Employees are to comply with all applicable DSS policies and procedures. This includes, but is not limited to, our policies on equal opportunity, harassment, drug-free workplace, computer usage and information technology, data protection, expense reimbursement and travel, as well as our internal financial controls and procedures. We may modify or update these policies and procedures in the future, and adopt new company policies and procedures from time to time. You must ensure that you remain aware of all such changes to these policies. You are also expected to observe the terms of any Non-Disclosure, Non-Solicitation or Non-Compete Agreement, Employment Agreement or other similar agreement that applies to you. If you previously signed one of these agreements with DSS, it remains in full force and effect.

3.2 BRIBES. Bribery is illegal and subject to criminal penalties. You may not give any bribes, kickbacks or other similar considerations to any person or organization to attract business. All decisions regarding the purchasing of materials, supplies, products and services must be made on the basis of competitive price, quality and performance, and in a way that preserves DSS's integrity. Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed to our Chief Financial Officer or Controller, and must be legal, proper and reasonable.

3.3 INTERNATIONAL OPERATIONS. You are expected to comply with the legal requirements and ethical standards of each country in which you conduct DSS business, as well as with all U.S. laws applicable in other countries. The U.S. Foreign Corrupt Practices Act (FCPA) applies to business transactions both inside the United States and in other countries. Its requirements relate to accurate and complete financial recording, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. The FCPA makes illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

         o Influencing any act, or failure to act, in the official capacity of that foreign official or party; or
         o Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

         Because violation of the FCPA can bring severe penalties, including criminal fines for the company and individuals and jail terms, it is essential that you become familiar with the FCPA's requirements if you are living or working in a foreign country. Other statutes that may affect our international operations include, but are not limited to, the Anti-Bribery and Fair Competition Act and the Export Administration Act. All supervisory personnel are expected to monitor continued compliance with these laws to ensure our compliance. If you have any questions regarding these legal requirements, please contact your manager or our Chief Financial Officer.

3.4 POLITICAL ACTIVITY. You should not make political contributions in a way that might appear to be an endorsement or contribution by DSS. We will not reimburse you for political contributions under any circumstances.

3.5 ANTITRUST CONSIDERATIONS. Antitrust laws prohibit agreements or actions that restrain trade or reduce competition. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and DSS can be subjected to substantial fines and monetary awards. DSS as a company avoids conduct that may even appear to be questionable under antitrust laws and expects all DSS Employees to carry out company business consistent with this policy. In all contacts with our competitors, you are expected to avoid




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discussing prices, costs, competition, market share, marketing plans or studies, and any other proprietary or confidential information. Examples of agreements or arrangements with competitors which should therefore be avoided include: (a) Agreements that affect the price or other terms or conditions of sale; (b) Agreements regarding the customer to whom DSS will, or will not, sell its products; (c) Agreements to refuse to buy from particular vendors; and (d) Agreements that limit the types of products which DSS will provide. Furthermore, DSS cannot coerce customers into complying with restrictive arrangements. Therefore, you should not negotiate agreements with customers without the approval of an authorized company officer which (a) require or prohibit customers from purchasing all of their requirements from DSS or other companies or (b) require customers to buy one DSS product as a condition of obtaining another. In all cases where there is question or doubt about a particular activity or practice, DSS Employees should promptly contact our Chief Financial Officer or the Human Resources director.

3.6 SECURITIES LAWS AND INSIDER TRADING. DSS is a publicly-traded company - meaning that our securities are sold in the public marketplace. We files reports with the Securities and Exchange Commission. As an employee of DSS you are subject to DSS's policy against insider trading. Simply stated, material, non-public information is not to be used for personal gain, and you should not trade in DSS stock when you possess such information. If you have any question regarding whether it is appropriate to engage in any transaction, contact the Chief Financial Officer.

         The U.S. securities laws forbid an investor from purchasing or selling securities based upon "inside" information not available to the other party. The consequences of insider trading violations can be severe. DSS Employees who trade on inside information, or who communicate (or "tip") this information to others so that they may trade, may face substantial civil penalties, criminal fines and imprisonment. Additionally, DSS may also face severe legal consequences, including, among other things, substantial criminal penalties.

         DSS Employees who have material, nonpublic (i.e., "inside") information about the company should not buy or sell DSS securities until a reasonable time after the inside information has been publicly disclosed. You also should not disclose inside information to others outside DSS until a reasonable time after the information has been publicly disclosed. In addition, it is never appropriate for you to advise others to buy or sell DSS securities. We further believe that it is highly inappropriate for any DSS person to "sell short" DSS stock or engage in other transactions where the person will earn a profit based on a decline in DSS's stock price. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

3.7 GOVERNMENT CONTRACTING. DSS frequently does business with federal, state or local government agencies in the United States and in other countries. All DSS Employees engaged in business with these government entities must comply with specific rules and regulations concerning relations with these entities. Important considerations for doing business with government entities include:

         o Not offering or accepting kickbacks, bribes, gifts, or anything else of value with the intent of obtaining favorable treatment from the recipient (note that a gift that is customary in the private sector may be impermissible to a government entity); and
         o Not improperly soliciting or obtaining confidential information, such as sealed competitors' bids, from government officials prior to the award of a contract.

3.8 RETENTION OF DOCUMENTS. Certain documents and records must be retained for specific periods of time to comply with legal and regulatory requirements or contractual obligations. You are to comply with all document retention requirements applicable to your work. If you are uncertain whether the documents or records you are handling are subject to these requirements, please consult with your manager or our Chief Financial Officer. If at any time you become aware that any document or record may be required to be disclosed in connection with a lawsuit or government investigation, you must preserve all possibly relevant documents. This means that you must immediately cease disposing of or altering all potentially relevant documents, even if that activity is ordinary or routine. If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact your manager or our Chief Financial Officer.



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4.                CONFIDENTIALITY

4.1 DSS CONFIDENTIAL INFORMATION. You will often have access to information that is confidential and proprietary to DSS, has not been made public and constitutes trade secrets or proprietary information. Protection of this information is critical to our success. Your obligations with respect to our confidential trade secrets and proprietary information are:

         o     Not to disclose the information outside of DSS;
         o Not to use the information for any purpose except to benefit DSS's business; and
         o Not to disclose the information within DSS, except to other DSS Employees who need to know, or use, the information and are aware that it constitutes a trade secret or proprietary information.

         These obligations continue even after you leave DSS. If you have previously signed a Non-Disclosure Agreement, Employment Agreement or other similar agreement that governs your obligations with respect to our information, you must also follow such agreements. Any documents, papers or records that contain trade secrets or proprietary information are our property, and must remain at the company. Our confidential trade secrets and proprietary information may include, information regarding our operations, business plans, customers, strategies, trade secrets, finances, assets, technology, data or other information that reveals the processes, methodologies, technology or "know how" by which our existing or future products, services or methods of operation are developed or conducted.

4.2 CONFIDENTIAL INFORMATION OF THIRD PARTIES. In the normal course of business, you will acquire information about others, including customers, vendors and competitors. We properly gather this kind of information for such purposes as evaluating customers' business needs, determining requirements and evaluating vendors. We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of our products and marketing methods. You may not use information obtained from our customers or vendors in any way that harms them or violates contractual obligations to them. When working with sensitive information about customers or vendors, you should use that information only for the purposes for which it was disclosed to you and make it available only to other DSS Employees with a legitimate "need to know".

4.3 INADVERTENT DISCLOSURE. In order to avoid the inadvertent disclosure of any confidential information, you should never discuss with any unauthorized person (whether or not an DSS Employee) any information that DSS considers confidential or which we have not made public. You should also not discuss this information with family members or with friends, as they may unintentionally pass the information on to someone else.

4.4 CONTACTS WITH REPORTERS, ANALYSTS AND OTHER MEDIA. Because of the importance of the legal requirements regarding disclosure of certain information to our investors, we must ensure the accuracy of any information regarding our business, financial condition or operating results that is released to the public. As a result, you should not discuss internal DSS matters with anyone outside of DSS, except as clearly required in the performance of your job duties. This prohibition applies particularly to inquiries about DSS made by the news media, securities analysts and investors. All responses to these inquiries must be made only by the following authorized persons: our Chief Executive Officer, Chief Financial Officer or any individuals specifically designated by them. Only these individuals are authorized to discuss information about DSS with the news media, securities analysts and investors. If you receive inquiries from these sources, you should immediately refer them to one of these authorized spokespersons.



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5.       DUTIES OF FINANCIAL REPORTING PERSONNEL; ACCOUNTING AND FINANCIAL
         RECORDS AND DISCLOSURE

5.1 GENERAL. DSS has a responsibility to maintain complete, accurate and reliable records of our business and must comply with various disclosure requirements imposed by the United States Securities and Exchange Commission and by any exchange on which its securities are listed for trading. DSS's executive officers, the heads of DSS's subsidiaries and operating divisions and members of DSS's finance department have a special role in the preparation of these reports. To satisfy these requirements, DSS has implemented procedures to ensure that only proper transactions are entered into by the Company, that such transactions have proper management approval, that such transactions are properly accounted for in the books and records of the Company and that the reports and financial statements of the Company fairly and accurately reflect such transactions. All DSS Financial Reporting Personnel are to familiarize themselves with these policies, accounting controls, procedures and records and comply with these requirements. Ultimately, DSS's Financial Reporting Personnel bear significant responsibility for the accuracy and timeliness of disclosures in reports and documents DSS files with or submits to the Securities and Exchange Commission and in other public communications.

         Due to these considerations, DSS's Financial Reporting Personnel bear a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of DSS. These particular persons have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of DSS's financial results and condition. Each DSS Financial Reporting Personnel agrees to:

         o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that DSS files with, or submits to, government agencies and in other public communications.

         o Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

         o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

         o Respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose.

         o Promptly report to the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

5.2 DISCLOSURES TO INVESTORS; FINANCIAL REPORTING CONSIDERATIONS. DSS is required under U.S. federal securities laws to provide the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders' meeting). We provide additional disclosures to the public through quarterly earnings releases and other press releases. All DSS Employees who participate in the preparation or dissemination of this information, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely. We have created disclosure controls and procedures which are designed to ensure that all public disclosures are accurate, complete and timely.

         To administer these controls and procedures, DSS has established a Disclosure Committee that reports to the Chief Executive Officer and Chief Financial Officer. The Disclosure Committee is (or certain of its members are), among other things, charged with reviewing DSS's periodic reports and press releases. It is the responsibility of the Committee to ensure that it has reviewed and disseminated all material information about the Company that, by




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law, should be disseminated. You may be asked to serve on this Committee or to assist the Disclosure Committee in reviewing certain materials in connection with it's responsibilities. If you do so, you must accomplish this faithfully and in accordance with all the Committee's policies. You should report to the Disclosure Committee all information that it needs to fulfill its duties.

5.3 ACCOUNTING AND FINANCIAL RECORDS. DSS is required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.

         You should not:

         o Improperly accelerate or defer expenses or revenues to achieve financial results or goals;
         o Maintain any undisclosed or unrecorded funds or "off the book" assets;
         o Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting;
         o Record revenue for any project that has not fully complied with DSS's revenue recognition guidelines;
         o Make any payment for purposes other than those described in the documents supporting the payment;
         o Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate; or
         o     Sign any documents believed to be inaccurate or untruthful.

         All DSS Employees who exercise supervisory duties over DSS's assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of DSS's assets and the accuracy of our financial records and reports. We have adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. You are to adhere to these controls and procedures to assure the complete and accurate recording of all transactions. Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by our Audit Committee and reported to our independent auditors. You must not interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by our Audit Committee or independent auditors.

         If you become aware of any questionable transaction or accounting practice concerning DSS or our assets, we expect you to report the matter immediately to our Chief Financial Officer or to a member of our Audit Committee. In addition, we expect you to report all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other DSS relationships with unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations to our Chief Financial Officer or to a member of our Audit Committee.

5.5 CONFIDENTIALITY CONSIDERATIONS; SECURITIES LAW COMPLIANCE. All Financial Reporting Personnel will have special access to DSS's confidential financial information. This may include non-public reports and analyses, pro-forma financial statements and other draft or preliminary financial information. DSS's Financial Reporting Personnel should (i) never disclose this information to individuals outside the Company and (ii) caution individuals within the Company to whom you provide such information to carefully maintain its confidentiality and prevent its disclosure. DSS's Financial Reporting Personnel must also apply the utmost consideration to transactions involving DSS securities in light of their possession to confidential financial information. Financial Reporting Personnel are therefore expected to notify our Chief Financial Officer prior to engaging in any transactions involving DSS securities in order to ensure compliance with all securities laws and regulations. Similarly, DSS imposes




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periodic blackout periods during which Financial Reporting Personnel may not engage in transactions involving DSS securities. All Financial Reporting Personnel should notify our Chief Financial Officer before purchasing or selling any DSS securities in order to obtain clearance from the Chief Financial Officer that the proposed transaction complies with all securities laws and regulations and DSS policies.

6.       OUR RESPONSIBILITIES TO EACH OTHER

6.1 DIGNITY AND RESPECT. One of DSS's goals is to attract and retain outstanding employees who will consistently contribute to the ongoing success of our organization. Each DSS employee brings a unique background and set of skills to his or her position. It is this background and skill set that helped you attain your position at DSS. DSS values the perspective, initiative and creativity of each of its employees. As a DSS employee, DSS will treat you with dignity and respect. Similarly, DSS expects that employees will treat each other with dignity and respect.

6.2 DISCRIMINATION. Discriminating against any employee or person with whom DSS does business on the basis of factors such as age, race, color, religion, gender, national origin, disability, or other legally protected status is a violation of our Code and is not permitted.

6.3 WORKPLACE HARASSMENT AND VIOLENCE. Workplace harassment and violence are unacceptable and will not be tolerated. Conduct that creates an unwelcome or uncomfortable situation or hostile work environment, including but not limited to unwelcome advances or requests for sexual favors, inappropriate comments, jokes, intimidation, bullying, or physical contact may be forms of workplace harassment. All DSS employees should avoid any conduct that might be interpreted by their fellow employees as harassment or a threat of violence.

6.4 SAFETY AND HEALTH. DSS is committed to providing its employees with a safe workplace. Each of us is responsible for observing all safety and health rules that apply to our jobs. We are all responsible for taking precautions to protect ourselves from accident, injury or any unsafe condition. Additionally, employees must promptly report unsafe or unhealthy conditions to their supervisors so that DSS can take immediate steps to correct those conditions.

6.5 ALCOHOL/SUBSTANCE ABUSE. DSS is a drug free workplace. We are committed to maintaining a work environment free from all forms of alcohol and drug abuse. The safety of all employees is compromised if even one employee reports to work while impaired from the use of alcohol or drugs. The use, possession, or distribution of unauthorized drugs or alcohol while on DSS's premises or on company time is not permitted. Additionally, an employee who engages in this conduct may be subject to criminal prosecution. All employees are encouraged to seek treatment for alcohol or drug abuse problems.





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